Exhibit 21

THE CHOSEN, INC.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
The Chosen Texas, LLC	Texas

The Chosen House, LLC	Texas

Impossible Math, LLC	Texas

TCI Animation, LLC	Texas